Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

MEDIWOUND LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.07 per share	Rule 457(c) and 457(h)(1)	1,000,000 (2)	$9.04(3)	$9,040,000	0.0001102	$996.208
	Total Offering Amounts					$9,040,000		$
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fees Due							$

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the MediWound Ltd. 2014 Equity Incentive Plan, as amended (the “2014 Plan”).

(2)
Represents 1,000,000 Ordinary Shares that were added to the 2014 Plan based on the approval of the Registrant’s board of directors, and which the Registrant’s shareholders approved as well at the Registrant’s 2023 annual general meeting of shareholders held on May 31, 2023.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act and based upon the average of the high and low prices ($9.16 and $8.92) of the Ordinary Shares as reported on the Nasdaq Global Market on August 11, 2023.